Exhibit 99.3

Sierra Oncology and Janssen Sign Supply Agreement for Prostate Cancer Study

- Janssen to supply PARP inhibitor niraparib for Sierra’s Phase 1b/2 combination trial with Chk1 inhibitor SRA737 -

Vancouver – February 27, 2018. Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today announced the signing of a clinical supply agreement with Janssen Research & Development, LLC. (Janssen) for access to TESARO’s ZEJULA® (niraparib), an orally administered poly (ADP-ribose) polymerase (PARP) inhibitor undergoing clinical development by Janssen for patients with prostate cancer. Sierra intends to evaluate its Chk1 inhibitor, SRA737, in combination with niraparib in patients with metastatic castration-resistant prostate cancer (mCRPC). The scientific rationale for the combination was supported by translational research conducted at The Institute of Cancer Research, London.

Professor Johann de Bono, Regius Professor of Cancer Research at The Institute of Cancer Research, London, and Consultant Medical Oncologist at The Royal Marsden NHS Foundation Trust, will be the Chief Investigator of the new study. He noted: “I look forward to supporting Sierra’s investigation of this combination. Research has demonstrated the potential benefit of PARP inhibitor therapy in prostate cancer patients with defects in HRR, and clinical trials are under way evaluating niraparib in these patients. However, the combination of Chk1 inhibition with PARP inhibition potentially may expand the application of niraparib to patients with HRR proficient tumors or re-sensitize patients who have developed PARP inhibitor resistance.”

“Preclinical studies have demonstrated synergy between PARP inhibitors and SRA737, including in contexts where PARP inhibitors have minimal activity such as HRR proficient and PARP inhibitor resistant settings,” added Dr. Nick Glover, President and CEO of Sierra Oncology. “PARP inhibitors impede the repair of single-strand DNA breaks, resulting in stalled DNA replication forks and double strand breaks that make the cell highly reliant on HRR, which is regulated by Chk1. The combined inhibition of both pathways is the basis for Sierra’s drug combination strategy of SRA737 with niraparib.”

“This supply agreement with Janssen is significant strategically in the continued advancement of SRA737 as it enables the exploration of a novel and independent development path for our Chk1 inhibitor, supported by both a promising scientific and a compelling commercial rationale,” added Dr. Angie You, Chief Business & Strategy Officer and Head of Commercial at Sierra.

Sierra plans to conduct an open-label, multicenter Phase 1b/2 dose-ranging study to assess the safety, tolerability, pharmacokinetics, and preliminary antitumor activity of SRA737 in combination with niraparib in patients with mCRPC. The study is intended to determine the maximum tolerated dose and schedule of SRA737 in combination with niraparib and to propose a recommended Phase 2 dose (RP2D) and schedule of the combination. Data will be analyzed to examine specific hypotheses regarding the relationship between clinical response and alterations in genes regulating cell cycle progression and DNA damage response.

Janssen will provide Sierra with niraparib, while Sierra will conduct and control the study, which is anticipated to commence in the fourth quarter of 2018. Preclinical studies evaluating the combination of SRA737 and niraparib are ongoing.

About Sierra’s Chk1 inhibitor, SRA737

SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DDR Replication Stress response. SRA737 is currently being investigated in two Phase 1/2 clinical trials in patients with advanced cancer: SRA737-01, a monotherapy study evaluating SRA737 in patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality; and SRA737-02, a drug combination study evaluating SRA737 potentiated by low-dose gemcitabine. Sierra is also preparing for potential clinical studies of SRA737 in combination with other agents where there is a strong biological rationale for synergy with Chk1 inhibition, such as immune oncology therapeutics and other DDR inhibitors including PARP inhibitors.

About niraparib

Janssen Biotech, Inc. maintains a worldwide collaboration, license and supply agreement with TESARO, Inc., for exclusive rights to the investigational compound niraparib in prostate cancer for all geographies except Japan. Janssen is conducting a Phase 2 study (NCT02854436) of niraparib in patients with mCRPC who have DNA-repair anomalies and a Phase 1 study (NCT02924766) of niraparib in combination with an androgen receptor-targeted therapy in mCRPC.

Niraparib (ZEJULA) was approved by the Food and Drug Administration (FDA) on March 27, 2017 and is marketed by TESARO in the United States and Europe. ZEJULA is an oral, once-daily poly (ADP-ribose) polymerase (PARP) 1/2 inhibitor that is indicated in the U.S. for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. The National Comprehensive Cancer Network (NCCN) added ZEJULA to the NCCN Clinical Practice Guidelines in Oncology Ovarian Cancer version 1.2017—April 12, 2017—as maintenance therapy for patients with platinum-sensitive disease who are in partial or complete response after completion of two or more lines of platinum-based chemotherapy. In preclinical studies, ZEJULA concentrates in the tumor relative to plasma, delivering greater than 90% durable inhibition of PARP 1/2 and a persistent antitumor effect.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), currently being investigated in two Phase 1/2 clinical trials in patients with advanced cancer. Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations from current data, anticipated clinical development activities and timelines, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com